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EXHIBIT 5.1

October 2, 2003

Microchip Technology Incorporated
2355 West Chandler Boulevard
Chandler, AZ 85224

Re:	Registration Statement on Form S-8 For Issuance of Common Stock Under the Microchip Technology Incorporated 2001 Employee Stock Purchase Plan

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about the date hereof (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, (the "Act"), of an additional 975,000 shares of your Common Stock (the "Shares") issuable under your 2001 Employee Stock Purchase Plan (the "Plan"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

        It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plan and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully-paid and non-assessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ WILSON SONSINI GOODRICH & ROSATI, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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  EXHIBIT 5.1